Exhibit 99.1

NOMINATION AND STANDSTILL AGREEMENT

This NOMINATION AND STANDSTILL AGREEMENT dated March 19, 2015 (this “Agreement”) is by and among the persons listed on Schedule A (collectively, the “Engine Capital Group” and each individually a “member” of the Engine Capital Group) and StarTek, Inc. (the “Company”).

WHEREAS, the Nominating and Governance Committee (the “Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of Arnaud Ajdler as a potential nominee to the Company’s Board of Directors and conducted such review as they have deemed appropriate, including reviewing materials provided by Mr. Ajdler; and

WHEREAS, the Committee has recommended that the Company, among other things, include Mr. Ajdler in its slate of nominees for election to the Board at the next annual meeting of stockholders and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	2015 Annual Meeting of Stockholders.

(a)           Nomination of Mr. Ajdler.  Having had discussions with the Engine Capital Group regarding the nominees to be nominated for election to the Board at the Company’s 2015 annual meeting of stockholders (the “2015 Meeting”), the Committee has recommended that the Board nominate Mr. Ajdler for election as a director of the Company at the 2015 Meeting on the terms set out in this Agreement.  Concurrent with the execution and delivery of this Agreement, the Board has determined and agreed to increase the size of the Board by one director effective at the 2015 Meeting and nominate Mr. Ajdler for election as a director of the Company to fill such vacancy at the 2015 Meeting, and to prepare, file with the Securities and Exchange Commission (“SEC”) and disseminate to the Company’s stockholders proxy soliciting materials describing the terms of this Agreement.  The Company shall use the same solicitation efforts on behalf of Mr. Ajdler as for all other nominees.  If Mr. Ajdler is elected by the Company’s stockholders to serve as a director on the Board at the 2015 Meeting, Mr. Ajdler shall serve until the annual meeting of stockholders of the Company in 2016, or until his earlier death, resignation, disqualification or removal, provided that Mr. Ajdler agrees that if at any point the Engine Capital Group does not own at least 3.0% of the common stock of the Company (other than as a result of dilutive issuances by the Company), he will promptly resign from the Board and all other terms of this Agreement shall remain in effect in accordance with their terms.

(b)           Other Agenda Items.  Each member of the Engine Capital Group shall cause, in the case of all shares owned of record, and shall instruct the record owner, in the case of all shares of common stock of the Company, par value $.01 per share (the “Common Stock”) beneficially owned but not owned of record, directly or indirectly, but it or any Affiliate of such member of the Engine Capital Group, as of the record date for the 2015 Meeting, to be present for quorum purposes and to be voted, at the 2015 Meeting or at any adjournments or postponements thereof, in accordance with the Board’s recommendations for each of the proposals described in the Company’s proxy statement relating to the 2015 Meeting, which will include (i) the election of each director currently serving on the Board and Mr. Ajdler to the Board, (ii) the ratification of EKS&H LLLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, and (iii) the advisory vote on the Company’s executive compensation.  For purposes of this Agreement, the term “Affiliate” shall have the meaning set forth in Section 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(c)           Covenants Regarding Service on Board.  Mr. Ajdler agrees to provide a signed agreement pursuant to which he (i) provides information required for the Company to comply with its disclosure requirements for nominating Mr. Ajdler in the Company’s proxy statement for the 2015 Meeting, (ii) consents to serve as a director of the Company, if elected, and to be included in the Company’s proxy statement and proxy card and (iii) agrees to be bound by all policies, codes and guidelines (including the Company’s insider trading policy) applicable to directors.

2.	Engine Capital Standstill.

Until the later of (i) twenty (20) days prior to the nomination deadline in connection with the nomination of directors at the annual meeting immediately following the 2015 Meeting and (ii) the date Mr. Ajdler ceases to serve as a director on the Board (the “Standstill Period”), no member of the Engine Capital Group nor any Affiliate thereof shall, directly or indirectly, in any manner:

(a)           engage in any solicitation of proxies or written consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act or the rules or regulations thereunder) of proxies or written consents (including, without limitation, any solicitation of written consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(b)           conduct, or knowingly encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to the Company, including without limitation relating to the removal or the election of directors;

(c)           act, alone or in concert with others, to seek to control or influence the management, Board, policies or strategy of the Company or any of its subsidiaries;

(d)           knowingly seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders;

(e)           (y) call or seek to call any meeting of stockholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders or (z) seek to have the stockholders authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have stockholders authorize or take corporate action by written consent without a meeting;

(f)           initiate, propose or otherwise knowingly “solicit” stockholders of the Company for the approval of any stockholder proposal;

(g)           form or join in a partnership, limited partnership, syndicate or other group, including without limitation a “group” (other than in each case, solely with the members of the Engine Capital Group and their Affiliates, Associates (as defined under Section 12b-2 of the Exchange Act), or immediate family members) as defined under Section 13(d) of the Exchange Act or Rule 13d-5(b) promulgated pursuant to the Exchange Act with respect to any securities of the Company or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 2;

(h)           deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of the securities of the Company;

(i)           without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates;

(j)           vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board; and

(k)           except as specifically provided in this Agreement, seek, alone or in concert with others, to (w) place a representative or other affiliate or nominee on the Board, (x) seek the removal of any member of the Board or (y) change the size or composition of the Board.

For the avoidance of doubt, any actions of Mr. Ajdler taken in his capacity as a member of the Board of Directors shall not be deemed to violate the foregoing.

3.	Mutual Release and Non-Disparagement.

(a)           Engine Capital Release. The Engine Capital Group hereby agrees, for the benefit of the Company and each officer, director, agent, Affiliate, employee, partner, representative, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) that they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (“Claims”) arising in respect of or in connection with, the nomination and election of directors at the 2015 Meeting, occurring any time or period of time prior to the date of the execution of this Agreement, except with respect to any Claims arising under this Agreement.

(b)           Company Release. The Company hereby agrees, for the benefit of the Engine Capital Group, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, representative, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as Mr. Ajdler (the Engine Capital Group and each such person being an “Engine Capital Released Person”) that it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Engine Capital Released Person of, and holds each Engine Capital Released Person harmless from, any and all Claims arising in respect of or in connection with, the nomination and election of directors at the 2015 Meeting, occurring any time or period of time prior to the date of the execution of this Agreement, except with respect to any Claims arising under this Agreement.

(c)           Engine Capital Non-Disparagement. During the Standstill Period, no member of the Engine Capital Group will intentionally make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company on or following the date of this Agreement: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

(d)           Company Non-Disparagement. During the Standstill Period, the Company will not intentionally make, and will instruct those individuals serving as officers and directors of the Company as of the date hereof not to intentionally make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, any member of the Engine Capital Group: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

4.	Other Agreements.

(a)           Schedule 13D and Form 8-K.  Promptly following the execution and delivery of this Agreement, (i) the Engine Capital Group shall file an amendment to its Schedule 13D with the SEC describing the terms of this Agreement; provided, however, that the Company shall first be given the opportunity to review and provide reasonable comments on such draft Schedule 13D/A prior to such filing, and (ii) the Company shall file a Form 8-K with the SEC describing the terms of this Agreement, provided, however, that the Engine Capital Group shall first be given the opportunity to review and provide reasonable comments on such draft Form 8-K.

(b)           Specific Performance. Each of the members of the Engine Capital Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Engine Capital Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

(c)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(d)           Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If the Company:

Startek, Inc.
8200 E. Maplewood Avenue, Suite 100
Greenwood Village, CO  80111
Denver, CO 80206
Attention:  CEO
Facsimile:  (303) 388-9970

with a copy to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention:  Amy C. Seidel
Facsimile:  (612) 766-1600

If to the Engine Capital Group:

Engine Capital, L.P.
1370 Broadway, 5th Floor
New York, New York 10018
Attention:  Arnaud Ajdler
Facsimile:  (646) 380-1220

With a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Steve Wolosky
Facsimile:  (212) 451-2222

(e)           Applicable Law. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflict of laws principles. Each party submits to exclusive jurisdiction and venue of federal or state courts in Delaware and agrees not to institute litigation in any other forums in respect of the interpretation or enforcement of this Agreement (except for proceedings to obtain enforcement of an order of a Delaware federal or state court).

(f)           Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(g)           Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent the other party.

(h)           No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i)           Fees and Expenses. Except as expressly set forth below, neither the Company, on the one hand, nor the Engine Capital Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement or the 2015 Meeting. The Company shall compensate Mr. Ajdler and reimburse his reasonable travel expenses on the same basis as other independent directors of the Company.  The Company shall reimburse the Engine Capital Group for the reasonable fees and expenses incurred in connection with the nomination of Mr. Ajdler, up to a maximum of $5,000.

(j)           Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE COMPANY:

Startek, Inc.

By:	/s/ Ed Zschau
	Name:	Ed Zschau
	Title:	Chairman of the Board

THE ENGINE CAPITAL GROUP:

Engine Capital, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Jet Capital, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

P Engine Ltd.

By: Engine Capital Management, LLC, Investment Manager

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Capital Management, LLC

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Investments, LLC

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

/s/ Arnaud Ajdler
ARNAUD AJDLER

Schedule A

Engine Capital, L.P.

Engine Jet Capital, L.P.

P Engine Ltd.

Engine Investments, LLC

Engine Capital Management, LLC

Arnaud Ajdler